Exhibit 99.2

Zayo Announces Plans to Separate into Two Public Companies, one focused on Communications Infrastructure and one on Enterprise Services

•	Zayo Infrastructure: a leading fiber-focused infrastructure provider in North America and Europe
•	EnterpriseCo: a leading high bandwidth focused enterprise service provider
•	Separation expected to be executed through taxable spin in late 2019

BOULDER, Colo. – November 7, 2018 – Zayo Group Holdings, Inc. (NYSE: ZAYO) today announced it plans to separate into two publicly traded companies: one to focus on providing core communications infrastructure and another to leverage infrastructure to provide solutions for a broad set of enterprise customers. Zayo Infrastructure, “InfraCo,” will be a unique, fiber-focused infrastructure provider with deep, dense networks and broad geographic reach throughout North America and Western Europe. “EnterpriseCo” will have a strong product portfolio and customer base centered on higher bandwidth connectivity to enterprise locations, including to public cloud and SaaS providers, that will be sold both directly to enterprise customers and wholesale through a carrier focused channel.

“Today’s announcement is the logical next step in the evolution of Zayo,” said Dan Caruso, chairman and CEO of Zayo. “While Zayo’s business today is organized as five autonomous segments, the complexities of these businesses have made it more difficult to achieve our growth objectives. By completely separating the infrastructure and enterprise businesses, we will enable more focused execution within each business, leading to enhanced growth and unlocking value.”

Zayo Infrastructure (“InfraCo”)

InfraCo will be comprised of the current Fiber Solutions and zColo business segments, along with the Wavelength and IP Transit businesses of Zayo’s current Transport segment. InfraCo will be the leading North American and European communications infrastructure asset, with an international fiber footprint and unparalleled metro and regional density. This business will own and operate Zayo’s Tier One IP backbone as well as the Media Networks platform that serves its strategic video customers. InfraCo benefits from strong secular demand and caters to a base of the largest and most sophisticated users of bandwidth infrastructure. As a business focused on infrastructure, InfraCo will have a clearer and more compelling path to REIT conversion given strong industry precedents. InfraCo will continue to be led by Dan Caruso, Zayo’s chairman and chief executive officer.

EnterpriseCo

EnterpriseCo will be comprised of the current Enterprise Networks and Allstream segments, along with the SONET and Ethernet businesses of Zayo’s current Transport segment. EnterpriseCo will have significant scale and breadth of product portfolio, while a long-term relationship with InfraCo will provide certainty on network access and cost.

EnterpriseCo will consist of two business units, an Enterprise Division and a Carrier Division. The Enterprise Division will focus on the direct-to-enterprise business and will include solutions centered on SD-WAN, IP VPN, and Unified Communications. This division will provide high-bandwidth solutions to a large, well-diversified customer base that includes over 50,000 enterprises.

The Carrier Division will focus on wholesale services to carriers which enable them serve their enterprise customers, including Carrier Ethernet tails, Wholesale Voice, and SONET. These two business units, which will each combine resources and staff from both Allstream and Zayo’s existing Enterprise segment, will be run autonomously to ensure full focus on their respective customer base and solutions.

EnterpriseCo will be led by newly named COO Mike Strople, current president of Zayo’s Allstream Segment, and Tyler Coates, SVP of Zayo’s existing Enterprise Segment.

Benefit of Separation

“This transaction positions InfraCo as the largest pure-play fiber-focused communications infrastructure provider and creates an opportunity for EnterpriseCo to fully focus on our extensive enterprise customer base, solution set and business model while maintaining a strategic relationship with InfraCo,” said Caruso. “As we operate independent businesses today, we anticipate the transition to be fairly straightforward.”

Execution Highlights

The transaction is expected to be consummated via a pro rata taxable spin of EnterpriseCo from Zayo. Zayo’s existing NOLs are expected to be available to reduce any cash taxes owed by Zayo in conjunction with the spin-off. This structure preserves the ability for InfraCo to convert to a real estate investment trust (REIT). Consummation of the spin is subject to regulatory and Board approval. Immediately following the separation transaction, which is expected to be completed in late 2019, Zayo shareholders will own shares of both companies.

Goldman Sachs and J.P. Morgan are serving as financial advisors to Zayo.

Conference Call

Zayo will hold a conference call to discuss this announcement, along with first fiscal quarter 2019 results, at 5:00 p.m. EST, November 7, 2018. A presentation and the live webcast of the conference call will be made available through the Investor Relations section of the Company’s  website at investors.zayo.com.

For more information on Zayo, please visit zayo.com.

About Zayo Group

Zayo Group Holdings, Inc. (NYSE: ZAYO) provides communications infrastructure solutions, including fiber and bandwidth connectivity, colocation and cloud infrastructure to the world’s leading businesses. Customers include wireless and wireline carriers, media and content companies and finance, healthcare and other large enterprises. Zayo’s 130,000‑mile network in North America and Europe includes extensive metro connectivity to thousands of buildings and data centers. In addition to high-capacity dark fiber, wavelength, Ethernet and other connectivity solutions, Zayo offers colocation and cloud infrastructure in its carrier-neutral data centers. Zayo provides users with flexible, customized solutions and self-service through Tranzact, an innovative online platform for managing and purchasing bandwidth. For more information, visit zayo.com.

Forward Looking Statements

This press release contains a number of forward-looking statements. Words, and variations of words such as “believe,” “expect,” “plan,” “continue,” “will,” “should,” and similar expressions are intended to identify our forward-looking statements. No assurance can be given that future results expressed or implied by the forward-looking statements will be achieved and actual results may differ materially from those contemplated by the forward-looking statements. These forward-looking statements involve risks and uncertainties, many of which are beyond our control. For additional information on these and other factors that could affect our forward-looking statements, see our risk factors, as they may be amended from time to time, set forth in our filings with the SEC, including our 10‑K dated August 24, 2018. We disclaim and do not undertake any obligation to update or revise any forward-looking statement in this press release, except as required by applicable law or regulation.

Media:	Shannon Paulk, Corporate Communications
303‑577‑5897
press@zayo.com

Investors:	Brad Korch, Investor Relations
720‑306‑7556
IR@zayo.com